Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Free Share Schedule 2021, Long Term Incentive Plan 2014, Global Employee Share Purchase Plan, and Shell Provident Fund of Royal Dutch Shell plc of our reports dated March 10, 2021, with respect to the Royal Dutch Shell Dividend Access Trust financial statements and the effectiveness of internal control over financial reporting of the Royal Dutch Shell Dividend Access Trust included in Royal Dutch Shell plc’s Annual Report (Form 20-F) (File No. 001-32575) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

March 11, 2021